UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
 of the Securities Exchange Act of 1934 (Amendment No.    )
Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement
Starboard Investment Trust
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cavalier Adaptive Income Fund
Starboard Investment Trust | Information Statement
116 South Franklin Street
Post Office Box 4365
 Rocky Mount, North Carolina 27803-0365
September 22, 2017
Dear Shareholder,
Cavalier Investments, LLC ("Cavalier Investments"), the investment adviser of the Cavalier Adaptive Income Fund (the "Fund"), , a series of the Starboard Investment Trust (the "Trust"), selects subadvisors for the Fund, subject to approval of the board of trustees (the "Board" or the "Trustees") of the Trust. Cavalier Investments provides ongoing oversight of the Fund's subadvisor.  At the recommendation of Cavalier Investments, the Board has approved Buckhead Capital Management, LLC ("Buckhead Capital") to serve as a new subadvisor to the Fund. Buckhead Capital assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on June 8, 2017.
Buckhead Capital is responsible for managing the Fund's assets as supervised by Cavalier Investments and overseen by the Board, as discussed in the Fund's prospectus. Additional subadvisors for the Fund may be appointed by Cavalier Investments in the future, subject to approval by the Board.
Please note that, in reliance on exemptive relief obtained by Cavalier and the Trust from the U.S. Securities and Exchange Commission (the "SEC"), the appointment of Buckhead Capital and the approval of a corresponding investment subadvisory agreement between Cavalier and Buckhead Capital ("Subadvisory Agreement") on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.
Information regarding Cavalier Investments
Cavalier Investments is the manager and primary provider of investment advisory services to the Cavalier Funds, including the Fund. Pursuant to an investment advisory agreement with the Trust (the "Advisory Agreement"), Cavalier Investments manages certain of the Fund's assets (or a portion thereof) and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the subadvisors for the Fund and recommend their hiring, termination and replacement. Cavalier Investments continuously supervises and monitors the performance of each subadvisor and regularly evaluates each subadvisor's investment strategy and investment performance as well as the consistency of the subadvisor's investment approach with the Fund's investment objective. In evaluating each subadvisor, Cavalier Investments reviews a number of factors, including, but not limited to, the subadvisor's past investment performance during various market conditions, continued ability to meet the applicable fund's investment objective, investment management philosophy and processes employed, experience and qualifications of key personnel, financial condition and stability, the correlation of the subadvisor's investment approach with those of other subadvisors of the applicable fund and the structure of the fund's overall portfolio.
As of June 30, 2017, Cavalier Investments had approximately $252 million in assets under management. Cavalier Investments, of 12600 Deerfield Parkway, Suite 100, Alpharetta, GA  30004, is controlled by Cavalier16, Inc., a company controlled by Gregory Rutherford.

ii

Table of Contents
Information regarding Cavalier Investments	ii
Cavalier Adaptive Income Fund	1
Background	1
Investment strategies of Buckhead Capital	1
New Subadvisory Agreement	1
Trustees' considerations	2
Additional information	3
SEC exemptive order	3
Additional information about Cavalier Investments	4
Additional information about Buckhead Capital	4
Reports to shareholders	Back cover
iii

Cavalier Adaptive Income Fund
Background
At the recommendation of Cavalier Investments, the Board appointed Buckhead Capital as a new subadvisor for the Fund and approved the Subadvisory Agreement at a meeting held on June 8, 2017. Buckhead Capital assumed investment advisory responsibilities and the Subadvisory Agreement became effective on June 9, 2017. The Trustees determined to approve the Subadvisory Agreement after a thorough analysis of the proposed service to be provided by Buckhead Capital. The material factors considered by the Trustees in approving the Subadvisory Agreement are set forth below under "Cavalier Adaptive Income Fund—Trustees' considerations."
Investment strategies of Buckhead Capital
With respect to its allocated portion, Buckhead Capital seeks to achieve the Fund's investment objective by investing in no-load, institutional, mutual, exchange-traded, and/or closed end funds that are registered under Investment Company Act of 1940, as amended ("Investment Company Act") and not affiliated with the Fund, or by making investments in certain Master Limited Partnerships (together, the "Portfolio Funds"). The Fund will not generally invest in individual portfolio securities.
The investments of the Portfolio Funds will be comprised primarily of fixed income securities, principally focusing on income producing investments including high yield investments (or "junk bonds") and preferred securities, but may consist of global bonds, corporate debt securities, convertible securities, Treasury Inflation-Protected Securities (TIPS), and other treasuries. The Portfolio Funds may invest in fixed income securities of any maturity and any credit rating, including junk bonds, bonds of issuers in default, and unrated bonds. The Portfolio Funds do not have an established average portfolio duration and the average portfolio durations will vary.  The Portfolio Funds will not be limited in their investments by sector criteria, and may invest in foreign securities, including foreign securities in emerging markets. The Portfolio Funds in which the Fund invests will have an investment objective similar to the Fund's or will otherwise hold permitted investments under the Fund's investment policies. Although the Fund principally invests in Portfolio Funds with no sales related expenses or very low sales related expenses, the Fund is not precluded from investing in Portfolio Funds with sales-related expenses, redemption fees, and/or service fees.
New Subadvisory Agreement
Under the Subadvisory Agreement, subject to the supervision and direction of the Trustees and review by Cavalier Investments and any written guidelines adopted by the Board or Cavalier Investments, Buckhead Capital will provide a continuous investment program for the Fund (or any allocated portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its allocated portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act.
Under the Subadvisory Agreement, Buckhead Capital will bear all expenses incurred by it in connection with its services to its allocated portion of the Fund, but Buckhead Capital will not be responsible for any expenses incurred by the Trust, the Fund or Cavalier Investments.
For the services provided and the expenses assumed by Buckhead Capital under the Subadvisory Agreement, Cavalier Investments (not the Fund), will pay to Buckhead Capital a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its allocated portion of the Fund.
The Subadvisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.
The Subadvisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's Management Agreement with Cavalier Investments. The Subadvisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 60 days' written notice to Buckhead Capital. Cavalier Investments also may terminate the Subadvisory Agreement, without payment of any penalty: (i) upon 60 days' written notice to Buckhead Capital; (ii) upon material breach by Buckhead Capital of any of the representations, warranties and agreements contained in the Subadvisory Agreement; or (iii) immediately if, in the reasonable judgment of Cavalier Investments, Buckhead Capital becomes unable to discharge its duties and obligations under the Subadvisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Subadvisory Agreement provides that Buckhead Capital may terminate the Subadvisory Agreement, without payment of any penalty, on 60 days' written notice to Cavalier Investments.

As described below under "Additional Information—SEC Exemptive Order," Cavalier Investments has received an exemptive order from the SEC enabling it to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.
The Subadvisory Agreement provides that Buckhead Capital shall not be liable to Cavalier Investments for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by Cavalier Investments in connection with the matters to which the Subadvisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Subadvisory Agreement.
Trustees' considerations
Background—At a meeting of the Board of the Trust on June 8, 2017, the Board, including the Independent Trustees, considered and approved the Subadvisory Agreement between Cavalier Investments and Buckhead Capital with respect to the Fund. Cavalier Investments discussed with the Board its proposal to have Buckhead manage the Fund's investments. In considering the approval of the Subadvisory Agreement, the Board was able to draw on its knowledge of the Trust, its funds and Cavalier Investments. The Board recognized its familiarity with Cavalier Investments and the investment management and subadvisory agreements for this and the other funds of the Trust, including the materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the funds.
In its consideration of the approval of the Subadvisory Agreement, the Board considered the following factors:
Nature, extent and quality of the services under the Subadvisory Agreement— The Trustees considered the responsibilities of Buckhead Capital under the Subadvisory Agreement. The Trustees reviewed the services to be provided by Buckhead Capital to the Fund including, without limitation, the quality of its investment advisory services; its procedures for formulating investment recommendations and assuring compliance with the Fund's investment objective, policies and limitations; its coordination of services for the Fund among the Fund's service providers; and its efforts to promote the Fund, grow the Fund's assets, and assist in the distribution of Fund shares.
The Trustees noted that Buckhead Capital will utilize a strategy which seeks to optimize price appreciation and capture consistently high levels of income by identifying undervalued or mispriced sectors and securities within the fixed income market, while minimizing the impact of changes in interest rates on portfolio performance by buying securities with low nominal or empirical durations.
After reviewing the foregoing information and further information in the memorandum from Buckhead Capital (e.g., descriptions of Buckhead Capital's business, Buckhead Capital's compliance program, and Buckhead Capital's Form ADV), the Board concluded that the nature, extent, and quality of the services to be provided by Buckhead Capital were satisfactory and adequate for the Fund.
Investment performance of the Fund and Buckhead Capital— In considering the investment performance of the Fund and Buckhead Capital, the Trustees noted that the Fund's prior performance was attributable in part to its advisor, Cavalier Investments, and in part to its past sub-advisor, Efficient Market Advisors, LLC. Thus, the ability of the Trustees to consider the investment performance of Buckhead Capital was limited.  Given these circumstances, the Trustees reviewed the performance of the Fund, as Buckhead Capital would seek to continue the methodologies previously utilized in managing the Fund. The Trustees also considered the industry experience of Buckhead Capital's personnel.  After considering the Fund's investment performance and the experience of Buckhead Capital's personnel and other factors, the Board concluded that the investment performance of the Fund and Buckhead Capital was satisfactory.
Costs of the services to be provided— The Trustees first noted that the management fee for the Fund under the Subadvisory Agreement was 0.32% of average daily net assets. The Trustees evaluated Buckhead Capital's staffing, personnel, and methods of operating; the education and experience of Buckhead Capital's personnel; Buckhead Capital's compliance program; the financial condition of Buckhead Capital; the level of commitment to the Fund and Buckhead Capital by the principals of Buckhead Capital; the asset level of the Fund; and the overall expenses of the Fund, including certain prior fee waivers and reimbursements by Buckhead Capital and the nature and frequency of advisory fee payments.
The Trustees reviewed the financial statements for Buckhead Capital and discussed the financial stability and profitability of the firm. The Trustees noted that Cavalier Investments directly pays for certain expenses of the Fund under an Expense Limitation Agreement in order to help limit the Fund's annual operating expenses. The Trustees also considered potential benefits for Buckhead Capital in managing the Fund, including promotion of Buckhead Capital's name, the ability for Buckhead Capital to place small accounts into the Fund, and the potential for Buckhead Capital to generate soft dollars from Fund trades that may benefit Buckhead Capital as well.
2

In response to questions from an Independent Trustees, Mr. Wetherington discussed the justification for the portion of Cavalier Investment's investment advisory fee that Cavalier Investments proposed to pay to the Buckhead Capital.  Among other things, Mr. Wetherington enumerated the functions that Cavalier Investments would perform including, among other things, general oversight over, and review of, all trade executions, post-trade compliance, best execution and adherence to prospectus disclosure.
The Trustees then compared the fees and expenses of the Fund (including the management fee) to other funds comparable in terms of the type of fund, the nature of its investment strategy, and its style of investment management, among other factors. The Trustees determined that the Fund's management fee was higher than most of the comparable funds and lower than others, but higher than the peer group average. The Trustees also determined that the Fund's net expense ratio was higher than the comparable funds and the peer group average. The Trustees noted that the Fund was much smaller than the peer group average. The Trustees also noted that Buckhead Capital's fee for separate account clients was typically between 0.25% and 0.75% annually.
Following this comparison and upon further consideration and discussion of the foregoing, the Board concluded that the fees to be paid to Buckhead Capital by the Fund were fair and reasonable in relation to the nature and quality of the services provided by Buckhead Capital and that they reflected charges that were within a range of what could have been negotiated at arm's length.
The extent to which economies of scale would be realized as the Fund grows and whether the advisory fee levels reflect these economies of scale for the benefit of the Fund's investors - In this regard, the Trustees reviewed the Fund's operational history and noted that the size of the Fund had not provided an opportunity to realize economies of scale. The Trustees then reviewed the Fund's fee arrangements for breakpoints or other provisions that would allow the Fund's shareholders to benefit from economies of scale in the future as the Fund grows. The Trustees determined that the maximum management fee would stay the same regardless of the Fund's asset levels and, therefore, did not reflect economies of scale. The Trustees noted that the Fund was a relatively small size and economies of scale were unlikely to be achievable in the near future. It was pointed out that breakpoints in the advisory fee could be reconsidered in the future.
Following further discussion of the Fund's asset levels, expectations for growth, and fee levels, the Board determined that the Fund's fee arrangements were fair and reasonable at the present time in relation to the nature and quality of the services provided by Buckhead Capital.
Buckhead Capital's practices regarding brokerage and portfolio transactions - In considering Buckhead Capital's practices regarding brokerage and portfolio transactions, the Trustees reviewed Buckhead Capital's standards, and performance in utilizing those standards, for seeking best execution for Fund portfolio transactions. The Trustees also considered the portfolio turnover rate for the Fund; the process by which evaluations are made of the overall reasonableness of commissions paid; the method and basis for selecting and evaluating the broker-dealers used; any allocation of portfolio business to persons affiliated with Buckhead Capital; and the extent to which the Fund allocates portfolio business to broker-dealers who provide research, statistical, or other services (soft dollars). The Trustees noted, among other things, that the Fund rarely trades blocks of shares which require special handling. After further review and discussion, the Board determined that Buckhead Capital's practices regarding brokerage and portfolio transactions were satisfactory.
Buckhead Capital's practices regarding conflicts of interest - In considering Buckhead Capital's practices regarding possible conflicts of interest, the Trustees evaluated the potential for conflicts of interest and considered such matters as the experience and ability of the advisory personnel assigned to the Fund; the basis of decisions to buy or sell securities for the Fund and Buckhead Capital's other accounts; the method for bunching of portfolio securities transactions; and the substance and administration of Buckhead Capital's code of ethics. Following further consideration and discussion, the Board indicated that Buckhead Capital's standards and practices relating to the identification and mitigation of possible conflicts of interests were satisfactory.
In light of all of the foregoing, the Board, including a majority of the Independent Trustees, approved the proposed Subadvisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Subadvisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.
Additional information
SEC exemptive order
In September 2016, Cavalier Investments and the Trust received an exemptive order ("Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Order permits the Trust and Cavalier Investments, so long as certain conditions are satisfied, to enter into an investment subadvisory agreement with a subadvisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Order generally requires that shareholders of each affected portfolio be notified of an investment subadvisory agreement that has been entered into within 90 days of the effectiveness of the investment subadvisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.
3

Additional information about Cavalier Investments and the Principal Underwriter
As of June 30, 2017, Cavalier Investments had approximately $252 million in assets under management. Cavalier Investments, of 12600 Deerfield Parkway, Suite 100, Alpharetta, GA  30004, is controlled by Cavalier16, Inc., a company controlled by Gregory Rutherford.
The Fund's principal underwriter is Capital Investment Group, Inc. with an address at 100 E. Six Forks Road, Raleigh North Carolina 27609. The Funds' administrator is The Nottingham Company with an address at 116 South Franklin Street, Rocky Mount, North Carolina 27804.
Additional information about Buckhead Capital
Buckhead Capital's principal address is 3300 Cumberland Boulevard., Suite 650, Atlanta, GA 30339. As of December 31, 2016, Buckhead Capital and its affiliates had approximately $1.2 billion in assets under management. Joseph Huber is primarily responsible for the day-to-day management of the portion of the Fund managed by Buckhead Capital.
The principal executive officers and directors of Buckhead Capital, as of the date of this document, are set forth below:
Name and Address	Position with Buckhead Capital*
Walter E. DuPre 3300 Cumberland Boulevard Atlanta, GA 30339	Partner and, Chief Compliance Officer
Matthew D. Reams 3300 Cumberland Boulevard Atlanta, GA 30339	Partner
John D. Swanson 3300 Cumberland Boulevard Atlanta, GA 30339	Partner
*  None of the principal executive officers or directors above have principal employment other than their positions with Buckhead Capital and its affiliates.

Buckhead Capital does not advise or subadvise any other U.S. registered investment companies with an investment objective similar to that of Buckhead Capital's used with the Fund.
During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Buckhead Capital and did not pay any fees to Buckhead Capital or its affiliates for services provided to the Fund.
Reports to shareholders
The Trust will furnish, without charge, a copy of the Annual Report and the Semi-Annual Report to a shareholder upon request to the Fund by writing Brooke Cockrell at Nottingham Shareholder Services, LLC, Post Office Box 4365, Rocky Mount, North Carolina 27803-0365 or by calling the Fund toll-free at 1-800-773-3863.
*****
If you have any questions, please contact your investment professional.
September 22, 2017
116 South Franklin Street
Post Office Box 4365
Rocky Mount, North Carolina 27803-0365
4

Starboard Investment Trust
Cavalier Adaptive Income Fund
Information Statement—Notice
116 South Franklin Street
Post Office Box 4365
Rocky Mount, North Carolina 27803-0365

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT
September 22, 2017
This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to Cavalier Adaptive Income Fund ("Fund"), a series of the Starboard Investment Trust ("Trust"). We encourage you to access and review all of the important information contained in the Information Statement.
Cavalier Investments, LLC ("Cavalier Investments"), the investment adviser of Cavalier Adaptive Income Fund ("Fund"), selects subadvisors for the Fund, a series of the Starboard Investment Trust ("Trust"), subject to approval of the board of trustees ("Board" or "Trustees") of the Trust. Cavalier Investments provides ongoing oversight of the Fund's subadvisor.  At the recommendation of Cavalier Investments, the Board has approved Buckhead Capital Management, LLC ("Buckhead Capital") to serve as a new subadvisor to the Fund. Buckhead Capital assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on June 9, 2017.
Buckhead Capital is responsible for managing the Fund's assets as supervised by Cavalier Investments and overseen by the Board, as discussed in the Fund's prospectus. Additional subadvisors for the Fund may be appointed by Cavalier Investments in the future, subject to approval by the Board.
Additional information about Cavalier Investments, Buckhead Capital, the subadvisory agreement between Cavalier Investments and Buckhead Capital with respect to the Fund ("Subadvisory Agreement"), and the Board's approval of the Subadvisory Agreement is contained in the Information Statement.
Please note that, in reliance on exemptive relief obtained by Cavalier Investments and the Trust from the U.S. Securities and Exchange Commission, the appointment of Buckhead Capital and the approval of the Subadvisory Agreement on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.
This Notice of Internet Availability of the Information Statement is being mailed on or about September 22, 2017 to the Fund's shareholders of record as of September 1, 2017. The full Information Statement will be available for printing on the Fund's website at www.http://www.ncfunds.com/fundpages/801.htm until at least December 31, 2017. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-800-773-3863. If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

5